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                                                                   Exhibit 2.1


                         AGREEMENT OF PURCHASE AND SALE
                         AND JOINT ESCROW LNSTRUCTIONS


         LAFAYETTE HOTEL RAMADA INN & CONFERENCE CENTER, SAN DIEGO, CA

To: Commonwealth Land Title Company         Escrow No._____________________
    1455 Frazee Road, Suite 600             Escrow Officer: Danielle Cook
    San Diego CA, 92108                     Title Order No.990840-4
    ("Escrow Holder")                       Title Officer: Edwin J. Kezar, Jr.


         This AGREEMENT OF PURCHASE AND SALE AiND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into effective as of March 20, 1998 (the "Effective Date"), by and between Lafayette Hotel, LLC, a California limited liability company ("Seller"), and RRF Limited Partnership, a Delaware limited partnership, the General Partner of which is Realty ReFund Trust, an Ohio unincorporated real estate investment trust ("Buyer"), with respect to the following:

                                    RECITALS

         A. Seller is the owner of that certain improved real property located in the City of San Diego, County of San Diego, State of California with a street address of 2223 El Cajon Boulevard, San Diego, California, which is real property is more particularly described on Exhibit A attached hereto ("Land"). The Land is improved with a 147 room hotel and related improvements ("Improvements") and is currently operated as the "Lafayette Hotel Ramada Inn & Conference Center (the "Hotel"). The Land and the Improvements are sometimes hereinafter collectively referred to as the as "Real Property"

         B. Seller desires to sell the Real Property to Buyer and Buyer desires to purchase the Real Property from Seller together with the following items (collectively the "Property"), including all personal property and intangible rights owned by Seller and used in connection with the operation and maintenance of the Real Property and Improvements and the business conducted thereon by
Seller:

             1. All tangible personal property owned or leased by Seller and used by Seller in connection with the Real Property ("Personal Property"), including, without limitation (i) guest room furniture, furnishings and equipment; (ii) office furniture, furnishings and equipment; (iii) lobby furniture and furnishings; (iv) appliances; (v) linens and housekeeping supplies; (vi) service and maintenance equipment and supplies; and (vii) all similar items to be designated by Seller in an inventory to be provided by Seller to Buyer prior to the Contingency Date; excluding however, (a) any and all Personal Property which bears the "Ramada" logo which shall remain the property of Seller and shall be removed from the Hotel by Seller upon the Close of Escrow;




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and (b) any items of Personal Property owned by the tenant under the Restaurant
Lease (defined below).

             2. Seller's interest in all leases and other rental arrangements for occupancy of the Real Property ("Leases"), including without limitation, that certain lease agreement dated as of March 7, 1989, entered into between Seller's predecessor-in-interest, Lafayette Hotel, Ltd, a California limited partnership, as landlord, and John Demos, an individual, and Freddie Evarkiou, an individual, collectively, as tenant, dba Red Fox Steakhouse (the "Restaurant Lease");

             3. Seller's interest in all service, supply, repair, maintenance and other similar contracts (if any) for the Real Property and the Personal Property (hereinafter "Service Contracts"), including, without limitation, (i) all warranties, guaranties and similar rights; and (ii) all rights to refunds, prepayments and deposits (including deposits to utility companies or others);

             4. All permits, licenses (including any liquor license owned by Seller, if any), certificates and other governmental approvals and entitlements related to the ownership and operation of the Real Property and the Hotel ("Permits"); and

             5. All intangible rights of Seller used in connection with the Real Property ("Intangible Rights"), including, without limitation, trade names (including the name "Lafayette Hotel"), trademarks, logos, transferable telephone numbers, all local and national sales records and information for the year 1997 and year-to-date 1998, and similar items, excluding however, the right to use the "Ramada" name, trademarks and logo, it being acknowledged by Buyer that Seller has no right to transfer the use of the "Ramada" name, trademarks and logo to Buyer.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree that the terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the escrow ("Escrow") created pursuant hereto are as follows:

                                   AGREEMENT

1 Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions herein set forth.

2 Purchase Price. The purchase price ("Purchase Price") for the Property shall be Five Million Two Hundred Thousand and 00/100 Dollars ($5,200,000.00).

3 Pavment of Purchase Price. The Purchase Price for the Property shall be payable by Buyer as follows:

         3.1 Deposit. Upon execution of this Agreement, Buyer shall deposit with Escrow Holder, in cash, by certified or bank cashier's check made payable to Escrow Holder, or by a




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confirmed wire transfer of funds ("Immediately Available Funds"), the sum of
Twenty Five Thousand and 00/100 Dollars ($25,000.00) ("Initial Deposit"). Escrow Holder shall place the Deposit in an interest bearing account with a federally insured financial institution approved by Seller and Buyer.

             3.1.1 Increase of Deposit. On or before the expiration of the Contingency Period described in Section 7.1.1, unless this Agreement and the Escrow have been terminated for non-satisfaction of any condition, Buyer shall deposit in escrow in Immediately Available Funds, the additional amount of Seventy Five Thousand and 00/100 Dollars ($75,000.00) ("Additional Deposit") to increase the total Deposit to One Hundred Thousand and 00/100 Dollars ($100,000.00). The Initial Deposit and the Additional Deposit are hereinafter collectively referred to as the "Deposit". If Buyer fails to deposit the Additional Deposit by the stated deadline, Seller may unilaterally cancel the Escrow and this Agreement by written notice to Escrow Holder (with a copy to Buyer), in which event neither party shall have any further obligation hereunder (except for any liability of Buyer which by the terms of this Agreement survives the termination of this Agreement, and Purchaser's Initial Deposit shall be returned.

             3.1.2 Application of Deposit. Upon the expiration of the Contingency Period (as defined in Section 7.1.1 below), the Deposit and interest earned thereon ("Interest") shall become non-refundable to Buyer. The Deposit and Interest shall be applicable to the Purchase Price upon the "Close of Escrow" as defined in Section 4.2 below.

         3.2 Purchase Money Financing. Buyer shall execute two (2) purchase money promissory notes made payable by Buyer to Seller on the following terms and conditions:

             3.2.1 First Note. The first note ("First Note") shall be in the principal amount of Seven Hundred Fifty Thousand and 00/100 ($750,000.00). The First Note shall (i) bear interest at the rate of eight percent (8%) per annum,
(ii) shall provide for monthly payments of principal and interest based on a 25-year amortization schedule; (iii) provide for a principal reduction payment in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) on the date which is six (6) months from the date of the First Note; and (iv) shall be fully due and payable on the date which is one (1) year from the date of the First Note.

             3.2.2 Second Note. The second note ("Second Note") shall be in the principal amount of Two Million Nine Hundred Fifty Thousand and 00/100 ($2,950,000.00). The Second Note shall (i) bear interest at the rate of eight and one-half percent (8.5%) per annum, (ii) shall provide for monthly payments of principal and interest based on a 25-year amortization schedule; (iii) provide for a principal payment in the amount of One Million and 00/100 Dollars ($1,000,000.00) on the date which is eighteen (18) months from the date of the Second Note; and (iv) shall be fully due and payable on the date which is two
(2) years from the date of the Second Note. The First Note and the Second Note are sometimes hereinafter collectively referred to as the "Notes".

             3.2.3 Additional Note Terms. The form of the Notes shall be approved by Seller and Buyer prior to the expiration of the Contingency Period and shall without limitation (i) permit partial or total prepayment at any time without penalty or premium; provided however,




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the minimum principal prepayment amount in each such instance shall be One
Hundred Thousand and 00/100 Dollars ($100,000.00); (ii) contain customary provisions regarding acceleration of payment in the event of the transfer or further encumbrance of the Property by Buyer or if a default is not cured by Buyer within the notice period to be provided therein and for the reimbursement of reasonable attorneys' fees and costs following a default or bankruptcy of Buyer; and (iii) contain cross default provisions. The Notes shall be secured by a first priority deed of trust ("Trust Deed") creating a first priority lien on the Real Property and a first priority lien - and security interest in and to all Personal Property, all accounts receivable, documents, inventory, deposit accounts, documents of title, goods, furniture, fixtures, machinery, equipment, contracts, accounts, general intangibles, instruments, copyrights, chattel paper and all other personal property located on, or affixed to, or used or intended to be used in connection with or relating to or arising from the Property. The form of the Deed of Trust and all or security agreements shall be approved by Seller and Buyer prior to the expiration of the Contingency Period. On or before the Close of Escrow [defined below], Buyer shall deposit the executed Notes and the Trust Deed into the Escrow. At the Close of Escrow, the principal amount of the Notes shall be applied and credited toward the payment of the Purchase Price.

         3.3 Remaining Portion of Purchase Price. At least two (2) business days prior to the Close of Escrow (or not later than 2:00 PM Pacific Time on the last business day prior to the Close of escrow in the event of a wire transfer of funds to Escrow Holder), Buyer shall deposit with Escrow Holder, Immediately Available Funds in an amount equal to the Purchase Price minus (i) the Deposit and Interest and (ii) the principal amount of the Notes, plus such additional funds, if any, as may be required to pay Buyer's share of prorations and closing costs, pursuant to the terms hereof.

         3.4 Allocation of the Purchase Price. Despite anything in this Agreement to the contrary, the Purchase Price shall be allocated among the Property in such manner as reasonably determined by Seller and Seller's certified public accountant. Seller and Buyer shall use such allocations for the preparation of all income, franchise, sales and other tax returns and will not take any position in any such return which is inconsistent with such allocations.

4 Escrow.

         4.1 Opening of Escrow. Escrow shall be deemed opened on the date Escrow Holder receives a fully executed original or originally executed counterparts of this Agreement from Seller and Buyer and the Initial Deposit from Buyer ("Opening of Escrow"), which shall occur not later than five (5) days after the date of this Agreement. Escrow Holder shall promptly notify Buyer and Seller in writing of the date of the Opening of Escrow, and the resulting dates for the expiration of the Contingency Period and the Close of Escrow as provided in this Agreement. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. To the extent of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.



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         4.2 Close of Escrow. "Close of Escrow" shall be defined as the date that the grant deed ("Grant Deed"), the form of which is attached hereto as Exhibit B, conveying the Property to Buyer, is recorded in the Official Records of the County Recorder of San Diego County, California ("Official Records"). This Escrow and Buyer's rights to purchase the Property will terminate automatically if Escrow has not closed on or before 5:00 p.m. on the date ("Closing Date") which is twenty (20) days following the expiration of the Contingency Period [as defined in Section 7.1.1 below].

5 Condition of Title. It shall be a condition to the Close of Escrow for Buyer's benefit that title to the Property is conveyed to Buyer by the Grant Deed subject to the following condition of title ("Condition of Title");

         5.1 a lien to secure payment of general and special real property taxes and assessments, not delinquent;

         5.2 the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

         5.3 all matters apparent from an inspection and a survey of the Property obtained and approved by Buyer during the Contingency Period and all matters affecting the Condition of Title created by or with the written consent of Buyer;

         5.4 all covenants, conditions, restrictions, reservations, rights, rights of way, easements and title matters whether or not of record including without limitation all exceptions which are disclosed by the "Report" described in Section 7.1.2 below which are approved or deemed approved by Buyer as provided therein; and

         5.5 all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) effecting the Property or its development, use, occupancy or enjoyment.

6 Title Policy. As a condition to the Close of Escrow for Buyer's benefit, title shall be evidenced by the commitment of Escrow Holder in its capacity as title insurer ("Title Company") to issue its ALTA Owner's extended coverage Form Policy of Title Insurance ("Title Policy") in the amount of the Purchase Price showing title to the Property vested in Buyer subject to Buyer's review and approval of the condition of title as provided in Section 7.1.2 below.

7 Conditions to Close of Escrow.

         7.1 Conditions to Buyer's Obligations. Buyer's obligation to purchase the Property is subject to the satisfaction of the following conditions for Buyer's benefit (provided Buyer may waive any or all of such conditions) on or prior to the dates designated below for the satisfaction of such conditions. If Buyer terminates this Agreement pursuant to the terms of this Section 7, Buyer disapproves any of the matters set forth in this Section 7, or any of the following conditions has not been satisfied or waived on or before the Closing Date, Buyer will have no further right to purchase the Property, and upon Buyer's payment of one-half of Escrow Holder's







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fees and satisfaction of its other obligations hereunder, the Deposit and
Interest shall be returned to Buyer by Escrow Holder, Escrow Holder shall promptly return to Seller and Buyer, respectively, all documents deposited by each that are then held by Escrow Holder. and the Escrow shall be terminated.

             7.1.1 Contingency Matters. Buyer shall have until 5:00p.m. Pacific Time on the date which is twenty (20) days following the Effective Date (such period of time to be referred to herein as the "Contingency Period") to satisfy itself, in Buyer's reasonable discretion, as to the matters set forth below in this Section 7.1.1. The Contingency Period is subject to extension only as provided in Section 13.2 below:

             7.1.1.1 Buyer's Review of the Property and Related Matters. Buyer shall be satisfied with all aspects of the Property and its condition and suitability for Buyer's intended use including, without limitation, the zoning for the Property, the physical condition of the Land and the Building and the availability of all permits, licenses, variances and the like necessary for Buyer's intended use of the Property. During the Contingency Period, Buyer, its agents, contractors and subcontractors shall have the right to enter upon the Property, at reasonable times during ordinary business hours reasonable advance notice to Seller, to make such inspections, surveys and tests as are commercially reasonable and appropriate considering the nature and intended use of the Property such as soils tests, hazardous waste analysis, and geological, engineering, and related studies. If Buyer proposes to perform any soil, geological or environmental tests or studies which involve drilling, boring or other similar intrusive or invasive action on or under the Property, then Buyer shall obtain Seller's written consent prior to performing any such tests or studies, which consent Seller may withhold in Seller's sole, absolute and subjective discretion. Buyer shall use care and consideration in connection with any of its inspections or tests and Seller shall have the right to be present during any inspection of the Property by Buyer or its agents and to control the performance of such tests or studies at Seller's election. Buyer shall restore the Property to its original condition after any and all tests and/or inspections. Buyer agrees to indemnify, protect, defend (with counsel chosen by Seller) and hold Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys' fees, mechanic's liens, or expenses of any kind or nature whatsoever, arising out of or resulting from (i) any entry or activities upon the Property by Buyer or by Buyer's employees, agents, contractors and/or subcontractors or (ii) the exercise of any of Buyer's rights under this agreement.

         If requested by Seller, prior to any entry upon the Property by Buyer's employees, agents, contractors or subcontractors, Buyer shall deliver to Seller a certificate or evidence which demonstrates that Buyer is carrying a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, covering (i) the activities of Buyer, and Buyer's employees, agents, contractors, and subcontractors on or upon the Property, and
(ii) Buyer's indemnity obligation contained in this Section 7.1.1.1. The indemnity and insurance obligations of Buyer set forth in this Section 7.1.1.1 shall survive any termination of this Agreement.




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             7.1.1.2 Review and Approval of Documents and Materials. to the
extent that Seller has not provided the same to Buyer prior to Effective Date, then not later than five (5) days following the Opening of Escrow, Seller agrees to make available to Buyer for Buyer's review the documents and materials relating to the Property set forth below ("Documents and Materials"), provided such Documents and Materials are in Seller's possession and control or are reasonably available to Seller. The failure of Buyer to disapprove any of the Documents and Materials on or before the expiration of the Contingency Period shall be deemed to constitute Buyer's approval thereof:

         (i) Improvement Plans. Surveys (if any), plans, drawings and specifications relating to the Building;

         (ii) Permits. Copies of the Permits:

         (iii) Environmental and Engineering Reports. All existing and available soils, and building reports and engineering data pertaining to the Property and any architectural studies, and similar data regarding the Property;

         (iv) Leases/Service Contracts. Copies of any Leases, Service Contracts and Advance Reservation Contracts ( as defined in Section 8.4 below) currently in effect with respect to the Property which are to be assigned to Buyer, including, without limitation, the Restaurant Lease;

         (v) Personal Property Inventory. A list of all Personal Property located within the Hotel to be conveyed to Buyer upon the Close of Escrow;

         (vi) Property Tax Statements. Copies of the statements issued for the two (2) most recent years for all real property and personal property taxes assessed against the Property;

         (vii) Appraisals. Copies of any third party appraisals of the Property obtained by or at the direction of Seller (if any);

         (viii) Books and Records. Copies of all books and accounts and other financial data and other pertinent information relating to the use and operation of the Property that are in Seller's possession, including all accounting books and records and all local and national sales records and information for the year 1997 and year-to-date 1998, which is in the possession of Seller or Seller's management company; provided however, Seller shall not be required to disclose to Buyer any of the following "Protected Information": information that is confidential to a:ny third party; informal estimates and opinions concerning the value of the Property, or any portion of it; information relating to any other offers from or negotiations with third parties; and internal estimates and opinions concerning the Property expressed by Seller's own personnel or the personnel of any entity affiliated with Seller or of any entity participating with Seller with respect to the Property; and

         (ix) Governmental Notices. Copies of the Fire Marshall Notice (as defined in Section 13.2 below) and all other governmental notices and correspondence with governmental





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agencies relating to asserted violations of any law, ordinance, code, rule or regulation of any governmental agency, together with any third party reports or assessments in response thereto.

         Despite anything in this Agreement to the contrary, by its execution of this Agreement, Buyer acknowledges its receipt and approval of that certain environmental site assessment report covering the Property entitled "Phase 1 Environmental Site Assessment and Asbestos Survey, Travelodge Hotel, 2223 El Cajon Boulevard, San Diego, California" dated May 22, 1995, prepared by P&D Environmental Services, 401 West "A" Street, Suite 2500, San Diego, California, 92101 (the "Phase 1 Report").

         If, during the Contingency Peri6d, Buyer determines that it is dissatisfied with any aspects of the Property and/or its condition or suitability for Buyer's intended use or with any of the Documents and Materials, then Buyer may terminate this Agreement and the Escrow created pursuant hereto by delivering written notice of Buyer's election to terminate to Seller and Escrow Holder on or before the expiration of the Contingency Period. If Buyer fails to deliver any such termination notice to Seller and Escrow Holder on or before the expiration of the Contingency Period, then Buyer shall be deemed to be satisfied with all aspects of the Documents and Materials and with all aspects of the Property, including, without limitation, the condition and suitability of the Property for Buyer's intended use.

             7.1.1.3 Return of Documents and Materials. In the event that this Agreement is terminated without the Property having been conveyed to BuYer, then
(a) Buyer shall promptly deliver to Seller a copy of all preliminary, interim and final environmental reports, engineering reports and appraisals prepared by or for Buyer with respect to the Property, and (b) all Documents and Materials and other information, of whatever nature and in whatever form, with respect to the Property, heretofore or hereafter delivered by or on behalf of Seller to Buyer its agents or other designees, shall be returned to Seller by Buyer and without any copies being retained by Buyer. In any such event, all such information shall be treated by Buyer as confi- dential and none of it shall be disclosed by Buyer to any other person or entity for any purpose or in any context; except that Buyer may have disclosed such information, prior to the termination of this Agreement, to Buyer's agents, attorneys, consultants, lenders and other persons as and to the extent reasonably necessary to facilitate Buyer's evaluation and acquisition of the Property. The obligations of Buyer set forth in this Section shall survive the termination of this Agreement.

         7.1.2 Buyer's Review of Title. Not later than five (5) days following the Opening of Escrow, Seller shall cause the Title Company to provide Buyer with a current preliminary title report covering the Land, together with copies of the underlying documents relating to the Schedule B exceptions set forth in such report (collectively, the "Report"). Buyer shall have until the expiration of the Contingency Period to deliver to Seller and Escrow Holder written notice ("Buyer's Title Notice") of Buyer's disapproval of any matters shown in the Report. The failure of Buyer to give Buyer's Title Notice on or before the expiration of the Contingency Period shall be deemed to constitute Buyer's approval of the Report and the condition of title to the Property. If Buyer disapproves any matter of title shown in the Report, then Seller may, but shall have no obligation to, within ten (10) days after its receipt of Buyer's Title Notice ("Seller's Election Period"), elect to eliminate such disapproved title matters by the Close of Escrow, provided that, Seller shall have no obligation to pay any consideration or incur





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any liability to eliminate such disapproved title matters. If Seller does not elect to, or is unable to, eliminate any disapproved title matters, then Buyer shall have the right, upon delivery to Seller and Escrow Holder (on or before five (5) days following the expiration of Seller's Election Period) of a written notice, to either: (A) waive its prior disapproval, in which event said disapproved matters shall be deemed approved or (B) terminate this Agreement and the Escrow created pursuant hereto. Failure to take either one of the actions described in Subsection (A) or (B) above shall be deemed to be Buyer's election to take the action described in Subsection (A).

             7.1.3 Board Approval. On or before the expiration of the Contingency Period, Buyer shall have obtained the approval of the transaction contemplated by this Agreement from the Board of Directors of Buyer. Buyer shall provide Seller and Escrow Holder with written notice of the satisfaction or non-satisfaction of this condition on or before the expiration of the Contingency Period. The failure of Buyer to provide Seller and Escrow Holder with such notice shall be deemed to be Buyer's waiver of such condition.

         7.2 Conditions to Seller's Obligations. Seller's obligation to sell the Property is subject to the condition that Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer, including, without limitation, the timely deposit by Buyer of all funds required to be deposited by Buyer under the terms of this Agreement.

8 Deposits by Seller. At least two (2) business days prior to the Close of Escrow, Seller shall deposit with Escrow Holder the following documents and instruments:

         8.1 Grant Deed. The Grant Deed, in the form attached hereto as Exhibit B, duly executed by Seller and acknowledged.

         8.2 Seller's Certificates of Non-Foreign Status. A certificate of non-foreign status ("FIRPTA Certificate"), duly executed by Seller, in the form attached hereto as Exhibit C and properly executed California Form 590 certifying that Seller has a permanent place of business in California or is qualified to do business in California.

         8.3 Service Contracts. The originals or copies of all Service Contracts, if any.

         8.4 Assignment of Contracts and Assumption Agreement. Two (2) counterpart originals of an Assignment of Contracts and Assumption Agreement ("Assignment of Contracts"), duly executed by Seller, in the form attached hereto as Exhibit D, pursuant to which Seller shall assign to Buyer and Buyer shall assume all of Seller's right, title and interest in, under and to the Contracts, if any. Buyer shall be responsible to obtain any required or necessary consent to the assignment and assumption from any other party to the contracts. Buyer specifically acknowledges that Seller has entered into certain contractual arrangements with certain tours and groups which provide that Seller will provide a certain number of rooms within the Hotel at specified rates (the "Advance Reservation Contracts"). Buyer agrees to honor the obligations of Seller pursuant to the Advance Reservation Contracts and agrees to indemnify, defend and





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hold harmless Seller (in the manner required by Section 19.2 below) in the event of any breach or termination of the Advance Reservation Contracts by Buyer.

         8.5 Bill of Sale. A Bill of Sale ("Bill of Sale"), duly executed by Seller in the form attached hereto as Exhibit E, conveying all of Seller's right, title and interest in and to the Personal Property.

         8.6 Assignment of Lease. Two (2) counterpart originals of an Assignment of Lease ("Assignment of Lease"), duly executed by Seller, the form of which is attached hereto as Exhibit F, pursuant to which Seller assigns to Buyer Seller's right, title and interest in and to the Restaurant Lease.

         8.7 Ramada License Termination. Documentation evidencing that the Seller's license agreement with Ramada (the "License Agreement") will be terminated at no cost to Buyer effective as of the Close of Escrow.

         8.8 Management Termination. Documentation evidenc ing that the Seller's agreement with its current manager for the Property will be terminated at no cost to Buyer effective as of the Close of Escrow.

         8.9 Assignment of Intangibles. An Assignment of Intangibles ("Assignment of Intangib'les") duly executed by Seller in the form attached hereto as Exhibit G, assigning all of Seller's rights, title and interest in the Intangible Rights.

         8.10 Additional Documents. Such other documents not inconsistent with the provisions of this Agreement as Escrow Holder or Title Company may request to complete the transaction contemplated hereby.

9 Deposits bv Buyer. Buyer shall deposit or cause to be deposited with Escrow Holder the Deposit which is to be applied towards the payment of the Purchase Price and the balance of the Purchase Price in the amounts and at the times set forth in Section 3 above. In addition to the balance of the Purchase Price, at least two (2) business days prior to the Close of Escrow, Buyer shall deposit with Escrow Holder the following documents and instruments:

         9.1 Assignments. Duplicate counterpart originals of the Assignment of Contracts and of the Assignment of Lease, duly executed by Buyer.

         9.2 Secretary's Certificate. A duly executed Secretary's Certificate of Buyer, certifying the valid adoption of resolutions authorizing the within transactions and certifying to the authority of the officers of Buyer executing the documents to be delivered by Buyer upon the Close of Escrow.

         9.3 Loan Documents. Fully executed originals of the Notes, the Trust Deed, and any other documents evidencing or securing the Notes as required pursuant to the terms of this Agreement, acknowledged and in recordable form where appropriate.




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         9.4 Additional Documents. Such other documents not inconsistent with the provisions of this Agreement as Escrow Holder or Title Company may request to complete the transaction contemplated hereby.

10 Costs and Expenses. Seller shall pay the cost of the CLTA portion of the Title Policy. If Buyer desires ATLA extended coverage, Buyer shall pay the premium and any additional costs for such coverage (including any survey costs) in excess of the premium for CLTA coverage. Buyer shall also pay the cost of any endorsements to the Title Policy if required by Buyer. The escrow fee of Escrow Holder shall be shared equally by Seller and Buyer. The costs incurred by Buyer in obtaining an update to the Phase 1 Report shall be shared equally by Buyer and Seller, however, Seller's liability for its share of such cost shall not exceed $1250.00. Seller shall pay all documentary transfer taxes and recording fees payable in connection with the recordation of the Grant Deed. Buyer and Seller shall pay, respectively, Escrow Holder's customary charges to buyers and sellers for document drafting and miscellaneous charges. If, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder's fees and charges.

11 Prorations. The following prorations shall be made between Seller and Buyer on the Close of Escrow, computed as of the Close of Escrow:

         11 A Taxes and Assessments. Real and personal property taxes and assessments on the Property shall be prorated on the basis that Seller is responsible for (i) all such taxes for the fiscal year of the applicable taxing authorities occurring prior to the "Current Tax Period" (as hereinafter defined) and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Close of Escrow, inclusive, whether or not the same shall be payable prior to the Close of Escrow. The phrase "Current Tax Period" refers to the fiscal year of the applicable taxing authority in which the Close of Escrow occurs. In the event that as of the Close of Escrow the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be re-prorated between the parties to reflect the actual amount of such taxes and assessments.

         11.2 Utilities. Gas, water, electricity, heat, fuel, sewer and other utilities and the operating expenses relating to the Property shall be prorated as of the Close of Escrow. If the parties are unable to obtain final meter readings as of the Close of Escrow then such expenses shall be estimated as of the Close of Escrow on the prior operating history of the Property. The parties shall make arrangements for the billing for all utilities to be transferred to Buyer as of the Close of Escrow.

         11.3 Insurance Premiums. Seller's insurance shall be cancelled on the Close of Escrow and Seller shall retain all prepaid premiums.

         11.4 Service Contracts and Leases. Any amounts prepaid or payable under any Service Contracts or Leases (including the Restaurant Lease) shall be prorated as of the Close of Escrow.

Any percentage rentals (if any) or rental payments for increases in taxes or operating expenses under the Restaurant Lease shall be prorated and paid to the party entitled thereto as and when collected. All security deposits held by Seller (if any) shall be credited to Buyer upon the Close of Escrow and all obligations with respect to such security deposits shall be assumed by Buyer.

         11.5 Hotel Matters.

         11.5.1 Advance Bookings and Deposits. Upon the Close of Escrow, Seller shall prepare and deliver to Buyer and Escrow Holder, a current reservation list, updated through the Close of Escrow, showing the amount of advance payments and deposits made for guest room rentals or other bookings or services after the Close of Escrow and Buyer shall receive a credit against the Purchase Price for all such advance payments or deposits.

         11.5.2 Hotel Revenue. All revenue from guest room rentals, vending machines, pay telephones or other income producing sources arising from occupancy of guest rooms through 12:01 AM Local time on the date of the Close of Escrow (the "Cut-Off Time") shall belong to Seller. All revenue from guest room rentals, vending machines, pay telephones or other income producing sources arising from occupancy of guest rooms after the Cut-Off Time shall belong to Buyer. All revenue from guest room rentals for the evening before the date of the Close of Escrow shall be divided equally between Buyer and Seller.

         11.6 Cash Accounts. All cash or other funds, whether in petty cash or house banks, or on deposit in bank accounts or in transit for deposit, relating to the ownership or operation of the Hotel and owned by Seller or payable or distributable to Seller pursuant to or upon the termination of the License Agreement shall be retained by Seller.

         11.7 Other. Such items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel, including without limitation, all promotional items, trade advertising due bills, all deposits and prepaid items which inure to the benefit of the Buyer, taking into account all refunds or rebates applicable to liabilities assumed by Buyer hereunder or otherwise to periods after the Cut-off Time.

         11.8 Accounts Receivable. Buyer is not purchasing any of the Accounts Receivable of the Hotel. Except as specifically provided herein, Seller shall be solely responsible for the collection of such Accounts Receivable, and for such purpose, Seller shall be entitled for a period of 90 days following the Close of Escrow to assign a representative to attempt the collection of such Accounts Receivable. Seller shall not take any action which will impose any liability on Buyer in connection with the collection of any such Accounts Receivable. Buyer agrees to cause the Hotel's employees to reasonably cooperate with Seller's representative in reviewing such Accounts Receivable, and in answering any inquiries with respect thereto. Buyer further agrees to remit promptly to Seller any funds received by it designated as payment of such Accounts Receivable, except that Buyer may retain one-half (1/2) of any funds paid on account of any transient guest room rentals for the full night preceding the Close of Escrow as provided above. Buyer is under no obligation to terminate or sue under an agreement in order to enable Seller to collect Accounts Receivables. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to Accounts Receivable accruing prior to the Close of Escrow and to Accounts Receivable accruing subsequent to the Close of Escrow, such collection shall be applied as designated by such person or entity, but if there is no designation, then any such collections received shall be applied first to the payment in full of any amounts due to Buyer on Accounts Receivable accruing subsequent to the Close of Escrow.

         11.9 Closing Statement. All of the above prorations shall be agreed upon by Seller and Buyer on the last business day before the Close of Escrow and shall be confirmed to Escrow Holder in writing. If the parties are unable to complete the prorations of such revenues and expenses on the Close of Escrow due to incomplete information, the parties shall use their best efforts to estimate the same for the purposes of the Close of Escrow. Thereafter each party shall cooperate with each other and use their best efforts to complete such prorations within sixty (60) days following the Close of Escrow. Any balance owed to any party as a result of such post-closing prorations shall be paid to the other party within ten (10) days of the completion of the final prorations. The provisions of this Section 11.8 shall survive the Close of Escrow.

         11.10 Termination of Employees. Seller shall request that all employees of the Hotel be terminated as of the Close of Escrow. Seller shall be responsible for the payment of all compensation to such employees, including the direct salaries and wages paid to, or accrued for the benefit of, any employee, together with all fringe benefits (if any) payable to, or accrued for the benefit of, such employee, including, without limitation, employer's contributions under F.I.C.A., unemployment compensation, or other employment taxes, vacation pay, worker's compensation, group life and accident and health insurance premiums, retirement, disability and other similar benefits, and all other contributions (if any) to, and amounts paid or accrued under, pension and other employee benefit plans.

12 Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

         12.1 Prorations. Prorate all matters referenced in Section 11 based upon the statement delivered into Escrow signed by the parties.

         12.2 Recording. Cause the Grant Deed, the Trust Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records.

         12.3 Funds. From funds deposited by Buyer, pay all items chargeable to the account of Buyer pursuant hereto, including, without limitation, the payment of the Purchase Price to Seller, and disburse the balance of such funds, if any, to Buyer.

         12.4 Title Policy. Direct the Title Company to issue the Title Policy td Buyer.

         12.5 Documents to Seller. Deliver to Seller, the original Notes, a counterpart original of the Assignment of Contracts and Assignment of Lease executed by Buyer, a copy of the Bill of Sale and conformed copies of the recorded Grant Deed and Trust Deed.

         12.6 Documents to Buyer. Deliver to Buyer the Leases, a counterpart of the Assignment of Leases, the original Bill of Sale, the FIRPTA Certificate, the California Form

590, a counterpart original of the Assignment of Contracts and conformed copies of the recorded Grant Deed and Trust Deed.

13 "As-Is" Sale.

         13.1 Buyer's Investigations. As of the expiration of the Contingency Period, Buyer will have examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects and shall have determined that the same is acceptable to Buyer "AS-IS". Buyer acknowledges that, except as otherwise set forth herein, Buyer is acquiring the Property in such "AS-IS" condition solely in reliance on its own inspections and examination and its own evaluation of the Property. Buyer agrees that no representations, statements or warranties have at any time been made by Seller, or its agents, as to the physical condition, quality, quantity or state of repair of the Property or related to the operation or prospects for the Property in any respect which have not been expressed in this Agreement. Buyer further acknowledges, represents, warrants and agrees that:

         (i) Buyer will review all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction, including, without limitation, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, contracts, warranties and guarantees relating to the Property or the busthess conducted thereon, and Buyer, by proceeding with this transaction following the expiration of the Contingency Period, will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;

         (ii) Buyer will review all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property; and

         (iii) Buyer is an experienced and sophisticated purchaser of properties such as the Property and Buyer will, at its own cost and expense, make its own independent investigation respecting the Property and all other aspects of this transaction, and is relying thereon and on the advice of its consultants in entering into this Agreement and, by proceeding with this transaction following the expiration of the Contingency Period, will be deemed to have determined that the same are satisfactory to Buyer.

         13.2 Compliance with Fire Code and Building Code Requirements. Despite anything in this Section 13 to the contrary, Seller has advised Buyer that Seller has received a notice from the Fire Marshall of the City of San Diego ("Fire Marshall Notice") regarding incomplete work in conhection with a renovation permit for the Property issued in 1986 and has advised Seller that the addition of fire doors and other repairs may be required. By its execution of this Agreement, Buyer acknowledges its receipt of a copy of the Fire Marshall Notice. Seller has further advised Buyer that Seller and Seller's architect are presently assessing the scope and the cost of the work required to cure the defects described in the Fire Marshall Notice. Seller agrees to prepare and submit plans ("Correction Plans") to the City of San Diego ("City") in response to the Fire Marshall on or about March 30, 1998. The Correction Plans shall be sufficient to remedy all of the matters specified in the Fire Marshall Notice. Seller shall provide Buyer with a copy of the Correction Plans concurrently with their delivery to the City. Despite anything in this Agreement to the contrary, if the Correction Plans have not been submitted to the City and Buyer by April 6, 1998, the expiration of the Contingency Period shall be extended on a day-for- day basis until the correction Plans have been submitted to the City and Buyer. The parties to this Agreement acknowledge and agree that it shall be the obligation of the Seller to cure the defects set forth in the Fire Marshall Notice, provided however, due to the timing scheduled for the Close of Escrow, Seller may not be able to obtain the required permits and complete the required improvements prior to the Close of Escrow. Accordingly, following the Close of Escrow, Seller shall obtain the City's approval of the Correction Plans (including all revisions necessary to remedy all matters set forth in the Fire Marshall Notice to the City's satisfaction), shall apply for and obtain building permits necessary to do all work contemplated by the Correction Plans, and shall solicit bids and negotiate fixed price construction contracts (the "Construction Contracts") with reputable licensed contractors to perform such work. Seller shall accomplish all of the foregoing at Seller's cost as soon as commercially practicable and within the time frames permitted by the City so as to avoid any enforcement action by the City adversely affecting the operation of the Property. Before executing any Construction Contract, Seller shall submit the same for Buyer's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. After Buyer has approved each Construction Contract, Seller shall execute the same and, at Seller's sole cost, shall use diligent efforts to cause the contractor on each such Construction Contract to complete the worked described therein promptly and in conformity with Buyer's reasonable scheduling preferences so as to avoid undue interference with Buyer's operation of the Property. Without limiting the generality of the foregoing, Seller shall not permit any work on the Property to render more than (10) ten guest rooms unavailable at any point in time and shall require that work on the lobby area, restaurant facilities, any meeting room or other common area within the Property to be completed within two (2) weeks of the commencement of work within such area, without obtaining Buyer's prior approval in each instance (which approval shall not be unreasonably withheld, conditioned or delayed). Seller shall pay for all such work when due under the Construction Contracts and shall keep the Property free of all liens relating to such work. Should a lien be filed against the Property by reason of such work, Seller shall, within ten (10) days after Seller's receipt of written notice of the filing of any such lien, cause such lien to be released by payment or posting of bonds required under law to obtain the release of lien pending the resolution of any disputes with the appropriate contractor. If Seller fails to complete all improvements necessary to cure the matters describe in the Fire Marshall Notice to the City's satisfaction within six (6) months after Close of Escrow, or if the City threatens any enforcement action within such six-month period that would threaten Buyer's operation of the Property in any material respect, Buyer shall have the right, at its discretion, to assume control over the completion of such improvements and all reasonable costs incurred by Buyer (including, without limitation, all architects' fees, costs of materials and labor, and City permit fees) in connection therewith shall be reimbursed by Seller to Buyer within ten (10) days after written demand accompanied by reasonable documentation supporting the amount and purpose of the requested reimbursement. If Seller shall fail to make such reimbursement payment when due, or if Buyer shall make any payment to discharge any lien on the Property related to a Construction Contract which remains more than ten (10) days after Seller's receipt of written notice of the filing of any such lien, Buyer shall have the right, following an additional five (5) days written notice to Seller, to offset the amount thereof, together with interest at eight percent (8%) per annum from the due date thereof, against the payments of principal and interest next becoming due under the First Note.

         13.3 Environmental Matters. Except as disclosed to Buyer in the Phase 1 Report, Seller represents and warrants that Seller has no actual knowledge of the presence of any Hazardous Substances in, on or under the Property, nor has Seller received any notice of any proceeding or inquiry by any governmental agency regarding the presence of any Hazardous Materials in, on or under the Property. Except as provided in the immediately preceding sentence, Seller makes no representations or warranties regarding the presence of any Hazardous Materials in, on or under the Property. By proceeding with this transaction following the expiration of the Contingency Period, Buyer will be deemed to have made or knowingly waived its right to make its own independent investigation of the Property with regard to the presence of Hazardous Materials as Buyer deems appropriate. Accordingly, Buyer hereby expressly waives and relinquishes any and all rights and remedies Buyer may now or hereafter have against Seller, whether known or unknown, with respect to any past, present or future presence or existence of Hazardous Materials on, under or about the Property or with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, any and all rights and remedies Buyer may now or hereafter have under any of the statutes listed below other than Buyer's rights and remedies related to Seller's breach of its represei;[tations and warranties relating to these matters under this Agreement. "Hazardous Materials" means any substance, product, waste or other material of any nature whatsoever which (i) is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. ("CERCLA"); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. ("RCRA"); the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the California Hazardous Waste Control Act, Health and Safety Code Section 25100 et seq.; the California Hazardous Substance Account Act, Health and Safety Code Section 25249.5 et seq.; California Health and Safety Code Section 25280 et seq.; (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code Section 25170.1 et seq.; California Health and Safety Code Section 2550 et seq. (Hazardous Materials Release Response Plans and Inventory); or the California Porter-Cologne Water Quality Control Act, Water Code Section 13000 et seq., all as amended, (the above-cited California state statutes are hereinafter collectively referred to as "the State Toxic Substances Laws") or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of a state or federal court, or
(iii) petroleum or crude oil other than petroletim and petroleum products which are contained within regularly operated motor vehicles, and (iv) asbestos.

         BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ("SECTION 1542"), WHICH IS SET FORTH BELOW:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         BY INITIALING BELOW, BUYER HEREBY WAIVES THE PROVISIONS OF
         SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES SET FORTH IN THIS SECTION 13.3:


                                ----------------
                                Buyer's Initials


         The waivers and releases by Buyer herein contained shall survive the Close of Escrow and the recordation of the Grant Deed and shall not be deemed merged into the Grant Deed uporrits recordation.

14 Covenants, Representations and Warranties.

         14.1 Buyer's Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following, representations and warranties, each of which is material and is being relied upon by Seller:

             14.1.1 Authority. Subject to the approval of the transaction contemplated by this Agreement by Buyer's board of trustees prior to the expiration of the Contingency Period, Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized, no other action by Buyer is requisite to the legal, valid and binding execution, delivery and performance of this Agreement and no other consents, orders or approvals are required in connection therewith except as otherwise expressly set forth herein.

             14.1.2 No Reliance on Seller's Representations. That in entering into this Agreement, and in consummating the transaction provided for herein, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

             14.1.3 Limitation on Seller's Liability. Except, and to the extent of, Seller's express representations and warranties as set forth in this Agreement, Seller shall not have any liability, obligation or responsibility of any kind with respect to the following:

             (i) The content or accuracy of any document and material including any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof;

             (ii) The content or accuracy of any information released to Buyer by an engineer or planner in connection with the development of the Property;

             (iii) The availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property;

             (iv) Any of the items delivered to Buyer pursuant to Buyer's review of the condition of the Property; and

             (v) The content or accuracy of any other developmental or construction cost, projection, financial or marketing analysis or other information given to Buyer by Seller or reviewed by Buyer with respect to the Property.

         14.2 Seller's Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property from Seller, Seller makes the following representations and warranties, each of which is material and is being relied upon by Buyer:

             14.2.1 Authority. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized, no other action by Seller is requisite to the legal, valid and binding execution, delivery and performance of this Agreement and no other consents, orders or approvals are required in connection therewith except as otherwise expressly set forth herein. The individuals executing this Agreement and the instruments to be executed by Seller pursuant to this Agreement, on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and such instruments.

             14.2.2 Claims: Actions. Except as (i) reflected in the Fire Marshall Notice; and (ii) that certain action presently pending filed by Lydia Freeman, a former employee of the Hotel, to Seller's actual knowledge, there are no claims, actions, suits or other proceedings pending or threatened by any governmental department or agency or any other corporation, partnership, entity, or person whomsoever, nor any voluntary actions or proceedings contemplated by Seller, which in any manner or to any extent may detrimentally affect Buyer's right, title, or interest in and to the Property or the value of the Property or Seller's ability to perform Seller's obligations under this Agreement.

             14.2.3 Ownership of Property. Seller owns the Real Property in fee simple absolute, subject only to the matters reflected in the Report.

             14.2.4 Condemnation. There is no pending, and to Seller's actual knowledge, there is no threatened condemnation or similar proceeding affecting any part of the Property, and Seller has not received any notice of any such proceeding or contemplated proceeding.

             14.2.5 Mechanic's Lien. Except for repair work performed in the ordinary course of the operation of the Hotel, no work has been performed or is in progress at the Property and no materials have been furnished to the Property which might give rise to mechanic's, materialman' 5 or other liens against any part of the Property.

             14.2.6 Restrictions. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

             14.2.7 Parties in Possession. To Seller's actual knowledge, there are no parties in adverse possession of the Real Property and to Seller's actual knowledge, there are no parties in possession of the Real Property except Seller, the current managers of the Hotel and the holders of the Restaurant Lease. To Seller's actual knowledge, no party has been granted any license, lease, or other right relating to the use or possession of the Real Property other than the current managers of the Hotel and the tenants under the Restaurant Lease.

             14.2.8 Attachments: Assignments. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated by Seller or filed by Seller or pending against Seller or affecting or involving the Property.

             14.2.9 Defaults. There is no default, nor to Seller's actual knowledge has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default in any contract, lease, or other instrument which relates to the Property or which affects the Property in any manner whatsoever.

             14.2.10 No Additional Contracts. There are no contracts or other obligations outstanding for the sale, exchange, or transfer of all or any part of the Property.

             14.2.11 Restaurant Lease Modifications. Except for the amendments to the Restaurant Lease dated April 26, 1996 and August 1, 1996, respectively copies of which have been provided to Buyer), there are no written modifications of the Restaurant Lease. The Restaurant Lease has not been modified by any oral agreements between Seller and the tenant thereunder.

             14.2.12 Violation of Law. Except as disclosed to Buyer in the Fire Marshall Notice, to Seller's actual knowledge, there are no violations of laws, rules, regulations, ordinances, codes, covenants, conditions, restrictions, instructions, or agreements applicable to the Property. Except for the Fire Marshall Notice, Seller has not received notices from any insurance companies, governmental agencies, or any other person with respect to any such violations concerning the Property. If any notices of violations are received prior to Close of Escrow, Seller shall immediately submit copies to Buyer and Buyer's review and acceptance shall be a condition precedent to Close of Escrow.

             14.2.13 Zoning Compliance. Except as disclosed in the Fire Marshall Notice, to Seller's actual knowledge, the Property and all business activities conducted by Seller at the Property are in compliance with all applicable zoning and land use laws, ordinances and regulations.

             14.2.14 Documents and Materials. To Seller's actual knowledge, all Documents and Materials provided by Seller to Buyer as copies are accurate and complete copies of the originals.

             14.2.15 Financial Statements. All of Seller's financial statements relating to the Property during the period of Seller's ownership thereof fairly present the results of operations for the periods stated.

         For purposes of this Agreement, the phrase "to Seller's actual knowledge" means, and is expressly limited to, the actual knowledge, without conducting any investigation or inquiry, of Arnold G. Fischer, who is a Manager of Seller, (hereinafter the "Responsible Officer"). Buyer expressly acknowledges and agrees that (i) under no circumstances shall the Responsible Officer have any individual or personal liability whatsoever for the inaccuracy of any of the foregoing representations and warranties of Seller, but is merely the person whose knowledge is attributable to Seller; and (ii) the Responsible Officer is not charged with the knowledge of acts or omissions of Seller's predecessor's-in-interest in title to the Property or their property managers.

15 BUYER'S DEFAULT/LIQUIDATED DAMAGES. IF BUYER COMMITS A DEFAULT UNDER THIS AGREEMENT, THEN IN ANY SUCH EVENT, THE ESCROW HOLDER MAY BE INSTRUCTED BY SELLER TO CANCEL THE ESCROW AND SELLER SHALL THEREUPON BE RELEASED FROM ITS OBLIGATIONS HEREUNDER. BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF BUYER'S DEFAULT UNDER THIS AGREEMENT. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT OF DEFAULT BY BUYER UNDER THIS AGREEMENT, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER "LIQUIDATED DAMAGES" EQUAL TO THE AMOUNT REPRESENTED BY THE DEPOSIT PLUS ANY AND ALL ACCRUED INTEREST THEREON. THEREFORE, IF BUYER COMMITS A DEFAULT UNDER THIS AGREEMENT, SELLER MAY INSTRUCT THE ESCROW HOLDER TO CANCEL THE ESCROW WHEREUPON ESCROW HOLDER SHALL IMMEDIATELY PAY OVER TO SELLER THE DEPOSIT, IF HELD BY ESCROW HOLDER, TOGETHER WITH ALL INTEREST ACCRUED THEREON AND SELLER SHALL BE RELIEVED FROM ALL OBLIGATIONS AND LIABILITIES HEREUNDER, AND, PROMPTLY FOLLOWING

ESCROW HOLDER'S RECEIPT OF SUCH INSTRUCTION, ESCROW HOLDER SHALL CANCEL THE ESCROW. NOTHING IN THIS SECTION 15 SHALL (i) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS' FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 22 HEREOF OR (ii) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF BUYER CONTAINED IN SECTION 7.1.1.1 HEREOF. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS
SECTION 15 AND BY THEIR INITIALS IMMEDIATE Y BELOW AGREE TO BE BOUND BY ITS
TERMS.


               -----------------                  ----------------
               Seller's Initials                  Buyer's Initials


16 SELLER'S DEFAULT/WAIVER OF RIGHT TO SPEC FIC PERFORMANCE. IF SELLER SHALL FAIL TO CONVEY THE PROPERTY TO BUYER IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND SUCH FAILURE CONSTITUTES A DEFAULT HEREUNDER, THEN BUYER SHALL BE ENTITLED TO THE RETURN OF THE DEPOSIT AND ALL INTEREST ACCRUED THEREON WHILE THE DEPOSIT IS IN ESCROW BUT BUYER SHALL NOT HAVE THE RIGHT TO RECEIVE ANY EQUITABLE RELIEF, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO RECORD A LIS PENDENS AGAINST THE PROPERTY UNDER APPLICABLE LAW, OR TO PURSUE THE SPECIFIC PERFORMANCE OF THIS AGREEMENT, BUT SHALL HAVE THE RIGHT TO PURSUE AN ACTION FOR DAMAGES AGAINST SELLER RELATIVE TO SUCH DEFAULT. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 16 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.


               -----------------                  ----------------
               Seller's Initials                  Buyer's Initials


17 Pre-Closing Obligations of Seller. Following the Opening of Escrow, Seller shall comply with the following provisions:

         17.1 Transfer. Seller shall not encumber, sell or otherwise transfer all or any portion of the Property, and shall not grant any easements or rights-of-way affecting the Real Property.

         17.2 Leases. Seller shall not modify or terminate the any of the Leases, including the Restaurant Lease without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

         17.3 Hotel Management. Subject to the limitations set forth below, Seller shall operate and cause the Hotel to be managed until Close of Escrow in substantially the same manner that Seller operated the Property before the Opening of Escrow.

         17.4 Contracts. Without Buyer's prior written approval, which approval shall not be unreasonably withheld, Seller shall not (i) enter into any new contract relating to the Property or operation of the Hotel, or (ii) modify any such contract in any manner that would preclude Buyer from terminating such contracts after Close of Escrow without cost or liability on not more than thirty (30) days' written notice. Seller shall take all action necessary to terminate, effective as of Close of Escrow, any contracts disapproved by Buyer and which may be terminated without cost or liability to Seller. Seller shall not terminate any other contracts without the prior written approval of Buyer.

         17.5 No Defaults. Seller shall not suffer or commit any event of default under the Restaurant Lease, Contracts or any other material agreement affecting the Property or operation of the Hotel, and shall promptly furnish Buyer with copies of any and all notices or communications which it receives from any other parties to such agreements regarding the use, occupancy or physical condition of the Property or operation of the Hotel.

         17.6 Supplies. Seller shall maintain supplies for the Hotel at approximately the same level as currently maintained.

         17.7 Employees. Except as specifically provided in this Agreement, Seller shall not terminate any employee of the Hotel, other than for cause, without the prior written approval of Buyer.

         17.8 Maintenance of Property. Seller shall maintain the Property in the ordinary course of business until Close of Escrow, including repairs and replacements, and take any other action required so the Property is delivered to Buyer in the same or better condition as the Property is in at the Opening of Escrow.

         17.9 Insurance. Seller shall maintain in full force and effect, and pay all premiums for, all casualty and liability insurance policies currently covering the Property or operations of the Hotel.

         17.10 Compliance with Laws. Seller shall comply with all Applicable Laws (as defined below), and shall promptly furnish Buyer with copies of any and all notices or communications which it receives from any governmental or quasi-governmental entities regarding any violation of any Applicable Laws or otherwise affecting the use, occupancy or physical condition of the Property or operation of the Hotel. "Applicable Laws" means all federal, state, local and other laws, ordinances, rules, regulations and orders affecting or governing the use, occupancy, ownership or maintenance of the Property or operation of the Hotel.

         17.11 Tax Clearance Certificate. As soon as practicable after the Effective Date, Seller shall request from the City of San Diego a certificate (the "TOT Tax Clearance Certificate") stating that no amounts are due from Seller for Transient Occupancy Taxes, interest or penalties (or stating the amount due) and shall take all action necessary to obtain such certificate, including filing of final tax returns, production of any documents as may be required, surrender of Seller's Transient Occupancy Tax permit and payment of any amounts due.

18 Damage or Condemnation Prior to Closing. Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding commenced prior to the Close of

Escrow if actually known to the Seller. If any such condemnation proceeding relates to or may result in the loss of any portion of the Property in excess of ten percent (10%) of the Purchase Price, or if any casualty damage is likely to result in repair costs estimated to be in excess of $50,000.00, Buyer may, at its option (to be exercised not later than ten (10) days following written notice to Buyer of such event), elect either to: (i) terminate this Agreement, in which event all funds deposited into Escrow by Buyer and any Interest shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except that the parties shall share equally all cancellation costs, or (ii) continue the Agreement in effect, in which event upon the Close of Escrow, Buyer shall be entitled to any insurance proceeds, compensation, awards, or other payments or relief resulting from such casualty or condemnation proceeding relating to the Property and the Purchase Price shall not be adjusted. If this Agreement continues in effect (whether or not the casualty repairs exceed $50,000.00), Seller shall cooperate with Buyer in recovering all insurance proceeds payable with respect to such casualty and shall assign such proceeds to Buyer.

19 Indemnification.

         19.1 Indemnification of Buyer. Except as specifically provided otherwise in this Agreement, Seller hereby agrees to indemnify Buyer against, and to hold Buyer harmless and defend Buyer from, all losses, damages, costs, expenses and claims, including without limitation reasonable legal fees and disbursements, incurred by, or asserted against, Buyer relating to the Property and arising from acts, occurrences or matters that took place prior to the Close of Escrow; provided, however, nothing contained herein shall obligate Seller with respect to, or negate or modify any liability of Buyer for any breach of Buyer's representations, warranties and covenants in this Agreement or for Buyer's gross negligence or willful misconduct. The indemnity obligations of Seller as provided in this section 19.1 shall survive the Close of Escrow.

         19.2 Indemnification of Seller. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless and defend Seller from, all losses, damages, costs, expenses and claims, including without limitation reasonable legal fees and disbursements, incurred by, or asserted against, Seller relating to the Property and arising from acts, occurrences or matters that take place from and after the Close of Escrow; provided, however, nothing contained herein shall obligate Buyer with respect to, or negate or modify any liability of Seller for a breach of Seller's representations, warranties, covenants and indemnifications in this Agreement or for Seller's gross negligence or willful misconduct. The indemnity obligations of Buyer as provided in this Section 19.2 shall survive the Close of Escrow.

20 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered, or by a recognized overnight or same day delivery service which provides for acknowledgment of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, delivered or sent by telecopy and shall be deemed received upon the earlier of (i) if personally delivered or by delivery service, the date of delivery to the address of the person to receive such notice, (ii) if mailed, three (3) business days after the date of posting by the United States post office, (iii) if given by telex or telecopy, when sent. Any notice, request, demand, direction or other communication sent by telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.

To Buyer:         Realty ReFund Trust
                  c/o InnSuites Hotels Centre
                  1615 East Northern Avenue, Suite 105
                  Phoenix, AZ 85020
                  Attention: Jim Wirth
                  Telephone: 602-944-1500
                  Telecopy: 602-678-0281

With a copy to:   Dillingham Cross, PLC
                  5080 N 40th Street #335
                  Phoenix, AZ 85081
                  Attention: James Reynolds, Esq.
                  Telephone: 602-468-1811
                  Telecopy: 602-468-0442

To Seller:        Lafayette Hotel LLC
                  c/o Trilogy Real Estate Management
                  315 Fourth Avenue
                  San Diego, CA 92101
                  Attention: Arnold G. Fischer
                  Telephone: 619-231-1505 Ext. 18
                  Telecopy: 619-231-1228

With a copy to:   Procopio, Cory Hargreaves & Savitch LLP
                  530 B Street, Suite 2100
                  San Diego, California 92101
                  Attention: Eric B. Shwisberg, Esq.
                  Telephone: 619-515-3219
                  Telecopy: 619-235-0398

To Escrow Holder: Commonwealth Land Title Company
                  1455 Frazee Road, Suite 600
                  San Diego CA,92108
                  Attention: Danielle Cook
                  Telephone: 619-686-2126
                  Telecopy: 619-220-5684

Notice of change of address shall be given by written notice in the manner detailed in this Section 20. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

21 Brokers. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Seller's agent, CB Commercial, in accordance with a separate agreement between Seller and CB Commercial and a commission in an amount equal to one percent (1%) of the Purchase Price to Buyer's agent, Rare Earth Realty with respect to this transaction. If any additional claims for brokers' or finders' fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller hereby agrees to indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller. Notwithstanding anything in this Agreement to the contrary, in lieu of Seller's payment of the one percent (1%) commission to Buyer's agent, Buyer may, at Buyer's sole option at any time prior to the expiration of the Contingency Period, instruct Seller and Escrow Holder to reduce the Purchase Price (and the cash portion of the Purchase Price for the Property due upon the Close of Escrow) by an amount equal to one percent (1 %) of the Purchase Price, in which event Buyer shall be responsible for the payment of the brokerage commission to Buyer's agent and Seller shall be fully released from any an all obligation to make such payment

22 Legal Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then in that event, the prevailing party in such action or dispute, whether by final judgment, or out of court settlement shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys' fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys' fees (collectively "Costs") incurred in enforcing, perfecting and executing such judgment. For the purposes of this Section 20, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in the following: (i) postjudgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

23 Assignment. Buyer shall not assign, transfer or convey its rights and/or obligations under this Agreement and/or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole, absolute and subjective discretion. Any attempted assignment without the prior written consent of Seller shall be void and Buyer shall be deemed in default hereunder. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement.

24 Work Product. Effective upon and in the event of a termination of this Agreement for any reason, Buyer shall assign and deliver to Seller, and does hereby assign without the need for any further act or instrument, all reports, plans, studies, documents, written information and the like which has been generated by Buyer or by Buyer's employees, agents, contractors, subcontractors or third party consultants, whether prior to the Opening of Escrow or during the period of Escrow in connection with Buyer's proposed acquisition, development, use or sale of the Property (collectively, "Work Product"), excluding confidential information and informal estimates and opinions concerning the Property. In such event, Buyer shall deliver the Work Product which has been assigned to Seller not later than five (5) days after the date of the termination of this Agreement. The Work Product shall be fully paid for and shall not be subject to any lien, encumbrance or claim of any kind. Buyer shall also return all materials and information given to it by Seller or its consultants during Escrow.

25 Miscellaneous.

         25.1 Survival of Covenants. The covenants, representations and warranties of Seller and Buyer set forth in this Agreement shall survive the recordation of the Grant Deed and the Close of Escrow and shall not be deemed merged into the Grant Deed upon its recordation.

         25.2 Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

         25.3 Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

         25.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         25.5 Captions. Any captions to, or headings of, the sections or subsections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

         25.6 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.

         25.7 Exhibits. The Exhibits attached hereto are hereby incorporated herein by this reference for all purposes.

         25.8 Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

         25.9 Waiver. The wavier or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

         25.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         25.11 Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

         25.12 Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

         25.13 Partial Invalidity. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

         25.14 Successors and Assigns. Subject to the provisions of Section 21 hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

         25.15 Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter.

         IN"'WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



                                        Buyer

                                        RRF Limited Partnership,
                                        a Delaware limited partnership

                                        By: Realty ReFund Trust,
                                            an Ohio unincorporated real estate
                                            investment trust, General Partner

                                            By:   /s/ James F. Wirth
                                               -------------------------------
                                            Name: James F. Wirth
                                                 -----------------------------
                                            Title: President
                                                  ----------------------------



                                        Seller

                                        Lafayette Hotel, LLC,
                                        a California limited liability company

                                        By: /s/ Arnold G. Fischer
                                           -----------------------------------
                                        Name:  Arnold G. Fischer
                                        Title: Manager

                                        By: /s/ Frank Goldberg
                                           -----------------------------------
                                        Name:  Frank Goldberg
                                        Title: Manager